LEASE AGREEMENT

No.: 20210901/HĐVP/63/NL-BELIVE

NGUYEN LAM INVESTMENT JOINT STOCK COMPANY

And

BELIVE TECHNOLOGY (VIETNAM) COMPANY LIMITED

September 01st, 2021

LEASE AGREEMENT

THIS LEASE AGREEMENT is made and entered into on the**September01st, 2021**.

BETWEEN

Nguyen Lam Investment Joint Stock Companyestablished and operating under the law of Vietnam, under its License No. 0309137722 issued on August 13th2009 (the 1st amendment) and on August23th2019 (the 4th amendment) by Department of Planning and Investment, registered office address at 133 Duong Ba Trac Street, Ward 1, District 8, Ho Chi Minh City, Vietnam.

Represented by: **Ms. Nguyen Nhat Hoang Lan**

Position: Vice Director

According to authorization letter No. 01/2020/GUQ-Nguyenlam of General Director of Nguyen Lam Investment Joint stock company signed on June 01st,2020

Telephone: +84 028 38511 511 Fax: +84 028 38 511 876

Tax Code: 0309 13 77 22

Hereinafter referred to as the "**Landlord**"

AND

Belive Technology (Vietnam) Company Limited established and operating under the law of Vietnam, under its License No.0316909144 issued on June 16th2021(the 1st amendment) by Department of Planning and Investment, registered office address at Floor 12B, Cienco 4 tower,180 Nguyen Thi Minh Khai, Vo Thi Sau Ward , District 3, Ho Chi Minh City, Vietnam.

Represented by: **Mr. Kenneth Tan Teck Chuan**

According to authorization letter No. 001/2021/UQ of Belive Technology (Vietnam) Company Limited signed on August 24th,2021

Position: Managing Director

Telephone: (028) 3620 8685

Tax Code: 0316 90 91 44

Hereinafter referred to as the "**Tenant**"

The Tenant and the Landlord shall hereinafter be referred to individually as a "**Party**" and collectively as the "**Parties**".

WHEREAS

(A) The Landlord is the legal owner of office building namely Nguyen Lam Tower located at 133 Duong Ba Trac Street, Ward 1, District 8, Ho Chi Minh City, Vietnam, (hereinafter referred to as "**the Building**")

(B) The Tenant intends to lease premises described hereinafter for doing their business permitted by the Government and the Tenant is willing to rent such premises from the Landlord subject to the following terms and conditions.

IT IS THEREFORE AGREED:

Article 1. Lease Agreement

1.1. Subject to the terms and conditions set out herein, the Parties have agreed to enter into this Lease Agreement for lease of the Premises to be usedas office of the Tenant according to the following terms.

1.2. The Tenant, its agents, employees and invitees undertake to abide by the Standard Terms and Conditions of the Lease attached as **Annex 1** (hereinafter referred to as "**Standard Terms**"), and Building Rules of The Building, attached as **Annex 2** (hereinafter referred to as "**Building Rules**"), which form an integral part of, and shall be signed by the Parties together with, this Lease Agreement. In the event of inconsistency within this Lease Agreement and its annexes the documents shall have the following priority:

(i) Lease Agreement; then

(ii) Special Conditions (if any); then

(iii) Standard Terms; then

(iv) Building Rules.

Article 2. Premises

The Landlord shall lease to the Tenant office space in the Building **at Unit 1101 - 11thfloor**, for a total Leased Area of **219 sqm (Two hundred nineteen square meters),** as described in **Annex 3**attached hereto (hereinafter referred to as "**Premises**").

The Net Rentable Area will be the area measured from the half of the finishing walls, and from the half of partition surrounding the Premises and half columns within premise, excluded the lifts area, corridor, lifts lobby, toilet and other common area.

In case the two Parties fail to agree to each other with this Leased Area, the two Parties will appoint a third independent party to check and verify the Leased Area at the Tenant's own expenses. The Leased Area will be measured to half walls, including partition, poles and the curtain walls surrounding the Premises. If the Premises measured exceeds (-/+) 5% in comparison to the above mentioned Leased Area, the two Parties will base on the actually measured area for calculating the Rent and Management Charges.

Article 3. Term, Fit-out Period and Effective Date and Rent Period

3.1 The duration of this Lease Agreement shall be **01 (one) year 06 (six) months 10 (ten) days,** (hereinafter referred to as "**Term**"), shall begin **from September 01st ,2021**(hereinafter referred to as "**Handover Date**") **toMarch 10th, 2023**(hereinafter referred to as "**Expiry Date**"), both days inclusive. Any renewals of the Term shall be subject to the provisions of Section 2, Annex 1 - the Standard Terms.

3.2 The Tenant sub-leases the Premises from Play Fury Vietnam Company Limited, so the two Parties will actively hand over and pay all cost for fit out to the Premises, be responsible for any action of the Tenant (including constructors, suppliers or staffs of the Tenant). However, all fit out design and signage is subject to prior approval by the Landlord before installation, which shall not be unreasonably withheld. During fit out period, the Tenant has to conform to all applicable laws, regulations of the Landlord with respect to fitting out of the Premises.

3.3 The commencement period (hereinafter referred to as "**Rent Commencement Date**") starts on**September 01st, 2021tothe Expiry Date** (both days inclusive).

3.4 This Lease Agreement shall be effective from the date of its signature and shall be terminated in cases provided in Section 11, Annex 1 - The Standard Terms.

Article 4. Rent

4.1 Subject to Section 3 of the Standard Terms, during the Term, the Tenant shall pay to the Landlord the rent per month is

- **From September 1st, 2021 to March 10th,2022, The rent is 240.000VND** (Two hundred fortythousand Vietnam Dong), per square meter. The total Rent per month is **52.560.000VND**(Fifty twomillionfive hundred sixtythousand Vietnam Dong)(hereinafter referred to as **"The Rent"),** plus applicable Taxes (as defined below).
- **From March 11th, 2022 to March 10th,2023, The rent is 260.000VND** (Two hundred sixty thousand Vietnam Dong), per square meter. The total Rent per month is **56.940.000VND** (Fifty six million nine hundred forty thousand Vietnam Dong) (hereinafter referred to as **"The Rent"),** plus applicable Taxes (as defined below).

4.2 All payments of Rent shall be made in accordance with the provisions of Sections 3 and 8 of the Standard Terms.

Article 5. Management Charges

5.1 Subject to Section 4, Annex 1 - the Standard Terms, from **September 01st,2021**,the Tenant shall pay to the Landlord the Management Charges of **120,000 VND (One hundred twentythousand Vietnam Dong)** per square meterper calendar month. The total Management Charges per month is **26.280.000VND (Twenty six million two hundred eighty thousandVietnam Dong)**,(hereinafter referred to as "**Management Charges**"), plus applicable Taxes (as defined below).

5.2 This Management Charges will be applied as below:

Management Charges may be considered to be adjusted and applied subject to the change of the input expenses of Management Charges on that year. The Landlord should notify the Tenant about such amendment of Management Charges in writing 01 (one) month prior to the application. For avoidance of any doubt, such new Management Charges will be bidding on the Tenant and applied for all tenants in the Building

Parties agree that the Management charge is adjusted with cap/collar 10% comparing to the initial amount stated in this Agreement.

5.3 All payments of the Management Charges must be made in accordance with the provisions of Sections 4 and 8, Annex 1 - the Standard Terms.

5.4 Subject to Section 6 of the Standard Terms, other charges for the use of extra service, facilities and utilities, (hereinafter referred to as **"Extra Services"**), will be paid separately by the Tenant as invoiced in accordance with Sections 6 and 8 of the Standard Terms.

5.5 The Tenant is responsible for the costs of telephone, ADSL, cable connection and electricity connection to the floors electric room and telephone communication closet, and the costs for connecting to other utilities necessary in the Premises from the Handover Date.

Article 6. Deposit

6.1 Subject to Section 5 of the Standard Terms, in addition to the Rent and the Management Charges, the Tenant shall pay to the Landlord a security deposit (hereinafter referred to as "**Deposit**"), equivalent to the sum of 03 (three) months' Rent, Management Charges **236.520.000VND (Two hundred thirty six million five hundred twenty thousand Vietnam Dong)**

6.2 The Deposit shall be paid by the Tenant to the Landlordbefore **September 15th, 2021**.

Article 7. Taxes

7.1 The Tenant shall pay any and all taxes and registration fees, including but not limited to any value added tax on the Rent, the Management Charges, and Extra Services applicable to and in connection with this Lease Agreement, as provided from time to time by laws of Vietnam during the Term (hereinafter referred to as "**Taxes**").

7.2 Unless otherwise provided by the laws of Vietnam, the Taxes shall be paid at the same time as the payments to which they relate.

Article 8. Building Rules

8.1 The Tenant, its agents, employees and invitees, undertake to abide by the Building Rules provided in **<u>Annex 2</u>** of this Agreement.

8.2 The Landlord reserves the right from time to time, upon one month's prior written notice to the Tenant and accepted by the Tenant, to make any and/or introduce and subsequently amend, adopt, or abolish such Building Rules as it may consider necessary for the operation and maintenance of The Building and/or the Premises in good condition.

8.3 The Landlord shall be entitled, at its sole discretion, to appoint or change a management company (hereinafter referred to as **"Management Company"**). Upon such appointment or change, the Landlord shall inform the Tenant and assure that the Management Company is to act as the main liaison between the Tenant and the Landlord, management and maintenance of The Building and its facilities, enforcement of the Regulations setout in the Building Rules.

Article 9. Breach of this Lease Agreement

The Landlord and the Tenant agree to be bound by Section 10, Annex 1 - The Standard Terms in connection with a breach of this Lease Agreement.

Article 10. Governing Law and Jurisdiction

10.1 This Lease Agreement shall be drafted, governed by and interpreted in accordance with the laws of Vietnam.

10.2 The Parties agree to resolve any dispute, controversy or claim arising under or in connection with this Lease Agreement by mutual agreement. Should no such agreement be reached within 30 (thirty) days of the arising of the same, the dispute, controversy or claim, shall be resolved by recourse to the competent Court in Ho Chi Minh City, Vietnam.

In WITNESS WHEREOF this Lease Agreement has been entered into the day and year first written above in Ho Chi Minh City, Socialist Republic of Vietnam, in two (02) original copies in Vietnamese, and two (02) original copies in English, the Vietnamese version shall be prevailed.Each Party shall keep one (01) original copy in Vietnamese and one (01) original copy in English.

THE LANDLORD	THE TENANT
Signed by	Signed by
______________________	______________________
Ms. Nguyen Nhat Hoang Lan	**Mr.Kenneth Tan Teck Chuan**
as duly authorized signatory	as duly authorized signatory
for and on behalf of the Landlord	for and on behalf of the Tenant

LIST OF ANNEXES

Annex 1	Standard Terms and Conditions of the Lease
Annex 2	Building Rules
Annex 3	Description of Premises and Floor Plan
Annex 4	Premises Handover

ANNEX 1
STANDARD TERMS AND CONDITIONS OF THE LEASE

Section 1. Object

The Landlord hereby agrees to lease the Premises to the Tenant for use subject to the terms and conditions set forth herein.

Section 2. Term and Renewal of the Lease Agreement

2.1. The Lease Agreement shall have the Term as set out in Article 3 of the Lease Agreement, and shall be terminated in cases provided in Section 11 of the Standard Terms and Conditions of the Lease ("Standard Terms").

2.2. The Tenant will be given the priority to renew the Term for another duration equivalent to the Term. Accordingly, at least 03(three) months prior to the Expiry Date, the Tenant maysend to the Landlord a proposal of renewal (hereinafter referred to as "**Renewal Proposal**"). The new Lease Agreementshall have the same terms and conditions of the Lease Agreementexcept the Rent andManagement Charge that will be mutually agreed based on the market condition at the time of Renewal.

The Landlord shall notify the Tenant in writing of its answer to the aforesaid proposal at least 02(two) months before the Expiry Date.

If the Tenant has not sent the Renewal Proposal to the Landlord at least 03 (three) months prior to the Expiry Date, this Lease Agreement shall be automatically terminated at the Expiry Date in accordance with the terms and conditions herein. The Landlord reserves the right in these circumstances to show the Premises to prospective new tenants during business hours, upon reasonable noticeto the Tenant, during the last 03 (three) months prior to the Expiry Date.

If the Landlord and the Tenant agree to renew the Lease Agreement in accordance with the Renewal Proposal, the Parties shall, at least 02(two) months before the Expiry Date, sign an amendment to this Lease Agreement.

Section 3. Rent

3.1. Rent is is payable by the Tenant to the Landlord in advance monthly, per period of 01 (one) successive month (hereinafter referred to as "**Month**"). The Landlord shall send to the Tenant the debit note of the total Rent and Taxes payable for that Month and the Tenant shall pay to Landlord such amount within 07 (seven) working days upon receipt of debit note from the Landlord.

The first payment of the Rent and the applicable Taxes shall be calculated as per actual lease period from the Rent Commencement Date until to end of the Quarter of the Rent Commencement date (prorated on a 30 day month basis). The Tenant's first payment of the Rent and applicable Taxes to the Landlord shall be made payable prior to **the Rent Commencement Date.**

3.2. The financial invoice (VAT invoice) shall be issued to the Tenant within 07 (seven) days from the date the Landlord receiving full payment of Rent and applicable Taxes.

Section 4. Management Charges

4.1. The Management Chargesis payable in advance by the Tenant to the Landlord per calendar Month. The Landlord shall send to the Tenant the debit note of the total Management Charges and applicable Taxes payable for that Month and the Tenant shall pay to Landlord such amount within 07 (seven) working days upon receipt of debit note from the Landlord.

The first payment payment of the Management Charges and the applicable Taxes shall be calculated as per actual lease period from the Rent Commencement Date until to end of the Month of the Rent Commencement date (prorated on a 30 day month basis). The Tenant's first payment of Management Charges and applicable Taxes to the Landlord shall be made payable prior to **the Rent Commencement Date**.

4.2. The financial invoice (VAT invoice) shall be issued to the Tenant within 07 (seven) days from the date the Landlord receiving full payment of Management Charges and applicable Taxes.

4.3. For the avoidance of doubt, the Management Charges shall include charges for the following services as provided by the Landlord to the Tenant:

(a) All electricity supplied to the common areas;

(b) Cooling agent to the Premises during normal business hours, i.e., 8 am to 6 pm (Monday – Friday); 8 am to 12 pm (Saturday);

(c) Cleaning of all common areas; providing toilet tissue and hand sanitizer in full.

(d) 24 hours manned security of the Building with digital CCTV;

(e) Refuse collection from central collection point;

(f) Water to common toilets and pantries;

(g) Lift maintenance;

(h) Maintenance of the common areas and air conditioning and lighting system installed by Landlord withinthe Premises; and

(i) Pest control of the common areas.

4.4. For the avoidance of doubt, following utilities and services are excluded from the Management Charges:

(a) All electricity and water consumed by on the Premises;

(b) Telephone charges including installation and connection fee;

(c) Cleaning within the Premises;

(d) Pest control inside the Premises;

(e) Maintenance and consumables within the Premises;and

(f) Overtime Air-Conditioning fee.

Section 5. Deposit

5.1. The Tenant must pay to the Landlord the Deposit in accordance with Article 6 of this Lease Agreement. Such Deposit is considered as a guarantee for the payment of any and

all amounts due by the Tenant to the Landlord in accordance with the provisions of this Lease Agreement.

5.2. The Landlord shall return the Deposit without any interest to the Tenant within 15 (fifteen) days of the date the Premises are returned to the Landlord in their original subject to reasonable wear and tear in accordance with this Lease Agreement; or within 15 (fifteen) days of the settlement of the last outstanding claim by the Landlord against the Tenant whichever is the later. Outstanding claims include but are not limited to any unpaid Rent, Management Charges, Extra Services, Taxes, any and all costs of repair or replacement of defective, poorly maintained or missing fixtures/fittings which are stated in the Final Inventory and caused by the Tenant including but not limited to constructors, customers, staffs (as defined in Section 9.4 of these Standard Terms), and/or any and all indemnities due by the Tenant to the Landlord in case of breach of this Lease Agreement. The Landlord shall be entitled to claim in excess of the Deposit any amounts, including damages, still due by the Tenant to the Landlord under the terms of this Lease Agreement.

5.3. In the event of any deduction being made by the Landlord from the Deposit in accordance herewith during the Term, the Tenant shall immediately on demand by the Landlord make a further payment to the Deposit equal to the amount so deducted, and failure by the Tenant to do so shall constitute a breach of the Lease Agreement.

5.4. During the Term, the Tenant shall not be entitled to apply the Deposit or to request that the Deposit be applied against any Rent, Management Charges, utility charge or other sums owing to the Landlord hereunder.

Section 6. Extra Services

6.1 The Tenant shall be allowed to use Extra Services which are not covered under the Section 4, including but not limited to:

a. Out-of-office-hoursair-conditioning, subject to payment of the requisite charge, air conditioning will be charged based on the actual segmented area used as follow:

Area (sqm)	Fee (VND- excluding VAT)
Below 120 sqm	240.000VND per hour on one floor
From 120 sqm to 250 sqm	350.000 VND per hour on one floor
Above 250 sqm to whole floor	450.000 VND per hour on one floor

Overtime Air – Conditioning fee may be considered to be adjusted and applied subject to the change of electricity unit price published by Government.

b. Electricity used in the Premises: the current unit price for electricity is **3.700VND/Kwh** (exclusive of VAT). The Landlord has a right to adjust this electricity price subject to the change of electricity unit price published by Government.

c. The Landlord shall provide the Tenant with parking space for **25 (Twenty five)motorcycles** during the Lease Term. Parking fees will be at the Tenant's expense, exclusive of VAT as follows:

- Motorcycle parking fee (business hours to 19:00): **100.000 VND/motorcycle/month.**
- Motorcycle parking fee (business hours to 22:00): **120.000 VND/motorcycle/month.**
- Motorcycle parking fee (business hours and overnight): **150.000 VND/motorcycle/month.**
- Car parking fee (business hours to 19:00): **1.000.000 VND/car/month**
- Car parking fee (business hours and overnight): **1.200.000 VND/car/month**

  In case of the Tenant's motorcycles are more than the above parking space, the Landlord will consider for parking at the Building if the the Building are available. If the Building are not available, the Landlord will arrange new parking places near the Building and send the Tenant the official announcement at least prior to ten working days. The Tenant shall pay parking fee to the parking suppliers directly.

d. The cable connection fee to the building's telecom axis is registered to the Landlord by the Tenant and the standard fee (exclude VAT) as follows: :

Cable consisting 2 copper pair	500.000 VND/ cable
Cable consisting more than 2 copper pair	1.000.000 VND/ cable
Optic Cable	1.000.000 VND/ cable

6.2. Charges for Extra Services (if any) shall be issued debit notes by the Landlord monthly, and paid by the Tenant within 05 (five) business days of its receipt of such debit notes. All charges in respect of water, electricity as may be shown by or operated from the Tenant's own metered in respect of all such utilities consumed on or in the Premises. The Landlord will record the electricity and water used monthly with the confirmation of the Tenant's representative.

The financial invoice (VAT invoice) shall be issued to the Tenant within 07 (seven) days from the date the Landlord receiving full payment of Charges for Extra Services and applicable Taxes.

6.3. The Landlord reserves the right from time to time, and by a prior 30 (thirty) days written notice to the Tenant, to provide any and/or introduce and subsequently amend, adopt such Extra Services. The Landlord also reserves the right to change the amount charged for the Extra Services in accordance with the applicable laws upon one month's prior written notice to the Tenant. In case of temporary interruption of any Extra Services and Facilities, the Tenant shall not claim nor receive any compensation, nor obtain any reduction of the Rent or Management Charges.

Section 7. Covenants

7.1. The Landlord shall be responsible for the following:

(a) Normal Building hours:

- Mon – Fri: 8:00 am – 6:00 pm
- Sat: 8:00 am – 12:00 pm
- Sun: off

(b) to deliver the Premises to the Tenant in an as-is condition, save for the following improvements, which shall be provided by the Landlord:

- Installation of all standard mechanical equipment including air conditioningin the Premises;
- Installation of Electrical, Electrical Distribution Board, standard ceiling lights and Switches, Main Circuit Breaker (MCB)
- Installation of all standard fire services including Fire Protection System with Automatic Sprinklers Heads and Fire Alarm Detectors;
- Installation of all standard ceiling grids and tiles;
- installation of permanent demised partitions excluding partitions within the Premises;
- Installation of network connection point on each floor, for electrical and telecommunication cabling;
- Floor finished with base concrete; temper glass one door.

(c) to work proactively with the Tenant to allow tenancy fit-out during Fit-out Period;

(d) to permit the Tenant peaceably to hold and use the Premises without any interruption by the Landlord or any other persons, to permit the Tenant's clients and suppliers entering the Building favorably;

(e) to maintain the structure and exterior of the Premises in good repair;

(f) to perform ordinary periodic maintenance of The Building and any equipment provided by the Landlord contained within the Premises during the Term, it being understood that the Tenant shall be responsible for any other type of maintenance or repair of the Premises as described in Regulation 1 of the Building Rules; the Landlord shall have the right to make any repair to the Premises that is the Tenant's responsibility and the Tenant does not make them within ten (10) days(can be extended case by case) after receipt of a written notice from the Landlord of the need to effect such repair.The Tenant shall be responsible to reimburse the Landlord for all costs and expenses actually incurred by the Landlord for such repairs promptly after receipt of an invoice;

(g) to ensure the uninterrupted supply of electricity and water for consumption by the Tenant; the Landlord has to announce any interrupted supply of electricity in writing to the Tenant after receipt of a written notice from the Government; and

(h) to insure The Building but not including the fixtures, fittings and other equipment installed by the Tenant, at a level as deemed appropriate by the Landlord and no lesser than as regulatory standards applicable to landlords of office buildings in Ho Chi Minh City. The Landlord shall provide the Tenant the copies of the Building's Public liability insurance Certificate, Assets all risks insurance Certificate and Fire insurance Certificate after signing the Lease Agreement.

7.2. The Tenant shall be responsible for the following:

(a) to pay the Rent, Management Charges and all other payments required under the Lease Agreement in a timely fashion as set out in this Lease Agreement;

(b) to obtain prior written approval of the Landlord before performing its fit-out work. The Tenant is required to submit the fit-out plans and finishes in four copies to the Landlord for review and approval. Submission of such plans to the Landlord must comply with the Regulation 1 of the Building Rules;

(c) to abide by, and to have any agents, employees, or invitees in the Premises abide by the Lease Agreement, the Standard Terms, and the Building Rules, and in particular to amend or renovate the Premises only with the approval of the Landlord and in accordance with Section 9.2 of these Standard Terms;

(d) to use the Premises for the purposes defined in Article 1.1 of the Lease Agreement. In particular, the Premises shall not be used for residential or manufacturing purposes;

(e) to bear responsibility for any damage or loss to the Building, the Premises or third parties caused by any of the Tenant's acts, defaults, neglects or omissions or those of its employees;

(f) to comply with all Vietnamese legal and administrative requirements concerning its operations, including its business license and matters of environmental protection, safety hygiene and common security;

(g) to ensure that the Premises are properly insured in accordance with Regulation 3 of the Building Rules;

(h) hand over the Lease Area to the Lessor in the original condition **received byPlay Fury Vietnam Company Limited** at the end of the Lease Term, as in the original condition with reasonable wear and tear, unless subject to instruction by the Lessor that certain changes, modifications or modifications to the Lease (approved by the Lessor pursuant to the provisions of Section 7.2 (b) of these General Terms should be leave

(i) to maintain, and where applicable, renew all licenses necessary for the Tenant to lawfully lease the Premises throughout the Term and to conduct its business activities in Vietnam.

7.3. The Tenant shall (i) be wholly responsible for any loss, damage or injury caused to any person whomsoever, and (ii) indemnify the Landlord against, and hold the Landlord harmless from any liabilities, penalties, claims and expenses paid or incurred by the Tenant, as a result of any injuries to persons or damages caused by the negligence, misconduct, non-performance or non-observance by the Tenant, and its employees, of any provisions or conditions contained in this Lease Agreement and incorporated herein;

7.4. The Tenant shall not sublease all or any part of the Premises, nor assign this Lease Agreement without the prior approval of the Landlord.

Section 8. Payment

8.1. All amounts due to Landlord from Tenant shall be made by bank transfer, to the Landlord's bank account, as follows:

- Account's name: Cong Ty Co Phan Dau Tu Nguyen Lam
- Account No. (VND): 092 1000 133 133 – Vietcombank Phu Nhuan Branch
- Swift code: BFTVVNVX092

Or

- Account No.(VND): 11710000116350 – BIDV Bình Điền Sài Gòn Branch
- Swift code: BIDVVNVX

Transfer fee will be borne by the Tenant, if any.

8.2. Rent, Management Charges, Extra Services, the Deposit and any other payments required to be made under this Lease Agreement, which are expressed in Vietnam Dongsbe paid in Vietnam Dongs.

8.3. The Landlord shall be entitled to treat non-payment of any amount due by the Tenant to the Landlord including but not limited to the Management Charges, and Extra Services and Facilities charges, as non-payment of Rent.

8.4. Should the Tenant not pay amounts due to the Landlord by the due dates specified in this Lease Agreement, without the prior consent of the Landlord, it shall be charged an overdue interest 1.5% per month for delay paymentfor the period from due date to payment date, and the Landlord will be entitled to apply the dispositions set out in Sections 10 and 11 of these Standard Terms.

Section 9. Inventory and Modifications to the Premises

9.1. At the Handover Date, the Landlord and the Tenant shall agree on an inventory of fixtures/fittings which are part of the Premises (hereafter referred to as"**Premises Handover**"). The Premises Handover, once signed by the Parties, shall form a part of this Lease Agreement and shall be attached as **Annex 4**hereto.

9.2. The Tenant shall not reconstruct or alter the construction or arrangements of the Premises without the prior written consent of the Landlord, and any such alterations which are permitted shall be removed or restored by the Tenant to their original state with tear and wear accepted at the end of the Termat the sole expense of the Tenant, unless the mutual agreementin writing.

Any alterations carried out by the Tenant pursuant to this Section 9.2 may, subject to the discretion of the Landlord, become the property of the Landlord when the Tenant leaves the Premises.

9.3. The Tenant shall give immediate notice to the Landlord of any damage to the Premises or of any changes that may affect the Landlord's property.

9.4. Within 05 (five) days following the date of termination of this Lease Agreement, the Landlord shall produce a final inventory naming specifically any item requiring repair, or replacement of defective, poorly maintained or missing fixtures/fittings which are part of the Premises caused by the careless or wrong behaviors of the Tenant, fair wear and tear excepted (hereafter referred to as the "**Reinstatement**"). The costs of repair of such defects shall be paid by the Tenant to the Landlord within 15 (fifteen) days from the production of the Final Inventory. If the costs of repair of such defects are not paid by Tenant to the Landlord within 15 (fifteen) days from the production of the Final

Inventory, the Landlord reserves the right to deduct this amount from the Deposit, upon written notice to the Tenant.

Section 10. Breach of this Lease Agreement

10.1 Should the Tenant and/or any of its employees, fail to abide by any of the obligations set out under the Lease Agreement, including these Standard Terms and the Building Rules, during the Term, the Tenant will be considered to have breached the Lease Agreement;

10.2 Should the Tenant's license be evicted or required to cease operations by the Vietnamese authorities, or should the Tenant's business, investment, diplomatic, branch or representative office license not be renewed by the Tenant which make the Tenant has no legal status to perform this Agreement the Tenant will be considered to have breached the Lease Agreement;

10.3 In case the breach is for non-payment of Rent, Management Charges, Extra Services charges, Deposit or any other amounts due within the required time under this Lease Agreement, the Tenant must rectify the breach by payment in full of all monies overdue within 05 (five) business days upon receipt of the warning notice from the Landlord to do so;

10.4 In case the breach is for any reason other than non-payment of Rent, Management Charges, Extra Services Charges, Deposit or any other amounts due under this Lease Agreement, the Tenant must rectify the breach within fifteen (15) business days of receipt of written notice of such breach;

10.5 If the Tenant fails to remedy any breach within the time required in section 10.3 and 10.4, or if the breach is incapable of rectification except Force Majeure defined in Section 12 of this Annex, or if the breach is the third breach of the Lease Agreement by Tenant, the Landlord shall be entitled forthwith to undertake any of, but not limited to the following:

(a) To rectify the breach at the cost and expense of the Tenant; and/or

(b) Toterminate this Lease Agreement, and take back the premises; and/or

(c) To request from the competent Vietnamese authorities:

(i) The Tenant's expulsion from the Premises as well as any other persons under the Tenant's authority; and/or

(ii) The removal and sale of any property belonging to the Tenant in case any debts remain unpaid by the Tenant; and/or

(iii) To grant claim for damages, including (a) the payment of all future Rent and Management Charges which would have been payable had this Lease Agreement continued for the duration of the Term; (b) the cost of necessary repairs to the Premises; (c) utilities charges, where the Landlord is required to pay such on behalf of the Lessee; (d) attorney fees and other costs associated with the Tenant's removal and claim for damages, provided that any money damages may be deducted by monies received by the Landlord if the Premises are re-let; but that the Landlord shall be under no obligation to seek a new lessee, nor to accept any new lessee which it finds, in its sole discretion, to be unsuitable and further, that the Tenant shall be immediately

liable for unpaid amount under the Lease Agreement, and shall not be entitled to "wait and see" whether the Premises are re-let; and any amount so mitigated shall be refunded by Landlord when received by the new lessee, if any; and/or

(iv) Any other remedy provided under laws of Vietnam.

Section 11. Effective Date and Termination

11.1. This Lease Agreement shall be effective from the date of its signature and shall be terminated in case of any of the following events:

(a) termination, without renewal of the Lease Agreement pursuant to Section 2 of these Standard Terms;

(b) Agreement by both parties;

(c) The Tenant has no right to early terminate the Lease Agreement during the Lease Term. In case the Tenant would like to early terminate the Lease Agreement, the Tenant has to announce to the Landlord in writing 90 days in advance and the Landlord will not return the Security Deposit equivalent to the 03 (three) months' Rent and Management Charges as compensation.

(d) The Landlord has no right to early terminate the Lease Agreement during the Lease Term. In case the Landlord would like to early terminate the Lease Agreement, the Landlord has to announce to the Tenant in writing 90 days in advance, the Landlord will return the Security Deposit to the Tenant and the Landlord has to reimburse the Tenant for an amount equivalent the 03 (three) months' Rent and Management Charges.

(e) the Tenant's bankruptcy. In this case, the Landlord shall be entitled to retain the Deposit if the actual duration of the lease agreement is less than or equal to 12 months.

(f) if the Landlord so decides in case of a Tenant's breach of this Lease Agreement as provided for in Section 10 of these Standard Terms by a prior thirty(30) day written notice to the Tenant. In this case, the Landlord shall be entitled to retain the Deposit;

(g) Force Majeure as described in Section 12 including destruction or expropriation of the Premises by the decision of the competent authority, rendering them unsuitable for use of the Premises as stated in Article 1.1 of the Lease Agreement, and preventing the Parties from implementing this Lease Agreement for a period of 3 (three) consecutive months. In this case, the Landlord must refund all Management Charges, Extra Service Charges, Security Deposit and other amount paid by the Tenant for the unused period to the Tenant.

11.2. Any chattels, fixtures or fittings left in the Premises after the date the Premises are repaired, cleaned, reinstated in accordance with this Lease Agreement and returned to the Landlord may be deemed by the Landlord to be abandoned and the Landlord may take possession of such chattels, fixtures or fittings and sell or otherwise dispose of them as the Landlord shall think fit without having to account to the Tenant. The Landlord shall be entitled to charge to and recover from the Tenant the costs of such removal and

disposal. The Tenant shall indemnify the Landlord against any liability incurred by it to any third party whose property shall have been sold by the Landlord in the bona fide mistaken belief that such property belonged to the Tenant and was liable to be dealt with as such.

Section 12. Force Majeure

Subject to the terms of Section 11 herein, any failure or delay in the performance by either of the Parties of its obligations under this Lease Agreement shall not constitute a breach hereof or give rise to any claim hereunder if, and to the extent that it is caused by occurrences beyond the control of the party affected including, but without limiting the generality of the foregoing, to acts of governmental authority, acts of God, wars, riots, rebellion, insurrection, sabotage, transportation embargoes, or the order of any court of competent jurisdiction (hereafter referred to as"**Force Majeure**").

The Party whose performance of obligations hereunder is affected by such event of Force Majeure shall give prompt written notice to the other Party as soon as it becomes aware of its inability to perform hereunder due to an event of Force Majeure and shall use its best efforts to avoid or remove the cause of such event of Force Majeure.

Performance hereunder by the Parties (other than the obligations to use best efforts to remove the cause of the Force Majeure event) shall be suspended during the event of Force Majeure and the term of this Lease Agreement and all other provisions hereof shall be extended by a time period equal to the period elapsed from the commencement of the Force Majeure event to the removal of Force Majeure.

Section 13. Miscellaneous

13.1. The headings of this Agreement are for convenience of reference only, and shall not define, modify or otherwise affect any of the provisions hereof.

13.2. The failure of either Party at any time to require performance by the other Party of any of its obligations hereunder shall in no way affect the full right to require such performance at any time thereafter. The waiver by either Party of a remedy with respect to a breach of any provision hereof shall not be taken as a waiver of a remedy with respect to any subsequent breach of such a provision or any breach of other provisions.

13.3. This Lease Agreement, including the Building Rules,and all annexes , constitutes the entire agreement between the Parties, and supersedes any previous agreement, undertaking, arrangement, communication or expression of intent, with respect to the subject matter hereof. No amendment or addition to this Lease Agreement shall be effective unless made in writing and signed by or on behalf of both Parties hereto.

13.4. This Lease Agreement shall be executed by the Parties in the English and Vietnamese languages. In the event of any difference or inconsistency between the English and Vietnamese versions, the executed Vietnamese version of this Lease Agreement shall prevail.

13.5. Any part, clause or provision of this Lease Agreement which is held to be illegal, void, invalid or enforceable under the laws of Vietnam shall be deemed inoperative between

the Parties, without invalidating the remaining provisions of this Lease Agreement which shall remain in full force and effect.

13.6. Each Party shall bear its own legal fees in relation to preparation, negotiation and execution of this Lease Agreement.

13.7. Each Party agrees not to disclose to any third Party the terms of this Lease Agreement during the Term hereof nor for a period of one year from the Expiry Date thereafter unless such information is already in the public domain, is being advised by consultants employed by either Party, or the requirement for such disclosure arises as a matter of law.

13.8. Any notice or other communication:

(a) to be given or made under this Lease Agreement shall be given or made in writing either by letter or fax to the relevant Party at the address set-out herein, or such other address as that Party may have notified to the other Party in accordance with this article. Any such notice or other communication shall be effective upon signed receipt.

(b) to be given or made under this Lease Agreement shall be made to:

<u>The Landlord</u>

Name: Nguyen Lam Investment Joint Stock Company

Address: 133 Duong Ba Trac, Ward 1, District 8, Ho Chi Minh City, Vietnam

Tel: +84 8 38511 511 Fax: +84 8 38511 876

Email: info@nguyenlamco.com.vn

<u>The Tenant:</u>

Name: Belive Technology (Vietnam) Company Limited

Address: Floor 12B, Cienco 4 tower,180 Nguyen Thi Minh Khai,Vo Thi Sau Ward, District 03, Ho Chi Minh City, Vietnam.

Telephone: (028) 3620 8685

Email:

Section 14. The Property Ownership Transferring Right

The Landlord is entitled to transfer the whole or part of the Leased Premises to any company/ organization/ third party (The Assignee). The Landlord commits that the Property Ownership Transferring is not interfere with or affect the performance of this Leasing Agreement to Tenant.

THE LANDLORD
Signed by

____

Ms. Nguyen Nhat Hoang Lan
as duly authorized signatory
for and on behalf of the Landlord

THE TENANT
Signed by

____

Mr. Kenneth Tan Teck Chuan
as duly authorized signatory
for and on behalf of the Tenant

ANNEX 2
BUILDING RULES
TABLE OF CONTENTS

BUILDING RULES
THE BUILDING

Item numbers referred to in the Building Rules shall be referred to as ("**Regulation**")

1. **Fit-out and Maintenance**

(a) The Tenant will be provided with a fit-out manual setting-out certain technical and operational parameters of the Building and the Premises with which the Tenant is required to comply, except otherwise agreed in writing by the Landlord.

(b) The Tenant shall fit out the Premises at the Tenant's expense, in accordance with the plans and specifications which must be submitted to the Landlord 14 (fourteen) days before the starting date of the Fit-Out Period and approved in writing by the Landlord, in a good and proper workmanlike fashion and in all respects in a style and manner appropriate to a first class commercial building. Such plans and specifications shall address all electrical wiring, floor finishes and partitioning, and/or any alteration to the sprinkler system or air conditioning ducting required by the proposed layout. Fit out work must be performed by a contractor in respect of which the prior written approval of the Landlord shall have been obtained. Throughout the Term, the Tenant shall also maintain the Premises in good repair and condition to the satisfaction of the Landlord, and shall not subsequently modify the same without the prior written approval of the Landlord.

(c) The Tenant may use contractors recommended by the Landlord for the purposes of interior design of any fit out. In the case where the Tenant chooses not to use the Landlords' contractors for such interior design layout, independently produced fit-out plans and finishes must be submitted in four copies to the Landlord for review and approval.

(d) No Tenant shall allow its fitting-out contractors to carry out any drilling or other works which may create excessive noise from the Premises during normal office hours. Such work should be carried out only with the permission of the Landlord or the Management Company, which permission will not normally be granted during office hours.

(e) Contractors of the Tenant will be required to pay a fit-out deposit in respect of any damage to the building that may be incurred in the fitting out of the premises.The fit-out deposit is**42.000.000 VND (Forty two millionVietnam Dong).**The deposit will be refunded after completion of the fit-out. Deductions will be made from the deposit for costs of repairing any damage caused by the Tenant's contractor.

(f) The Tenant shall maintain the Premises, including the flooring and interior finishes, floors, walls, ceilings and fixtures including all doors, windows, light fittings, electrical and water installation and all plumbing, painting and decoration, which the Tenant has installed in good clean and tenantable repair

throughout its tenancy and will replace at its own expense any fixtures and fittings which may be or become beyond repair during the Term.

(g) The Landlord shall at its expense, maintain and keep in good tenantable repair throughout the tenancy any fixtures including but not exclusive to ceilings, floors, external walls, main entry door of the Building, windows, light fittings, electrical and water installations, air conditioning installations which was installed by the Landlord in the Premises.

(h) Consistent with the above, the Tenant shall not install in the Premises any partitioning other than that supplied or approved by the Landlord.

(i) The Tenant shall provide to Landlord proof of insurance having at least the same scope of coverage as that required in Regulation No. 3, herein and to show to the Landlord that any contractors employed by the Tenant have also taken insurance which covers liability, loss, damage, or injury arising out of actions or omissions by the contractors and/or subcontractors during the fit-out of the Premises, including compliance with any employers' liability or workers' compensation requirements that are in force at the time of the commencement of the works.

2. Signage

(a) No Tenant of office premises shall exhibit or display within or on the exterior of the Premises any writing sign or other device, whether illuminated or not, which may be visible from outside the Premises except the display of name-plate or signboard of the Tenant inside the entrance to the Premises. The size and position of such name-plate or signboard shall be subject to the approval of the Landlord.

(b) The Landlord shall have absolute discretion in granting or refusing its approval and any approval to be granted shall be subject to such conditions as the Landlord may think fit. The Landlord shall have the right to remove at the cost and expense of the Tenant any signboard, sign, decoration or device which shall be affixed or put up or displayed outside the Premises without the prior approval of the Landlord.

(c) No Tenant including retail or restaurant tenants may affix or display or permit or suffer to be affixed or displayed outside the Premises any signboard, sign, decoration or other device whether illuminated or not without the previous consent in writing of the Landlord.

3. Insurance

The Tenant is not forced to buy insurance for the Premises. However, the Tenant has to be responsible for:

(a) its liability towards the Landlord, the other occupants of the Premises and/or the Building and third parties in general for all bodily injury and property damage caused to them arising out of its occupation of the Premises, and

(b) any and all loss, damage, or injury arising out of or in connection with breakage (including window breakage), fire or water damage for which they are responsible, or have been negligent in relation thereto.

4. **Rights of Entry and Access**

(a) The Landlord shall, at any time, upon 24 hours prior notice to the Tenant and accepted by the Tenant (save in the case of emergency), have the right to enter and inspect the Premises for any reason. The Tenant shall accordingly permit the Landlord with or without workmen or others and with or without appliances at all reasonable times to enter upon the Premises (and in the event of any emergency the Landlord may enter without notice and forcibly if need be) to view the condition thereof and to make good all defects and want of repair or renovation there found to be the liability of the Tenant to the satisfaction of the Landlord within fifteen (15) days or such shorter period as the case may demand from the time of receipt of written notice from the Landlord to amend or make good the same.

(b) If any defects or want of repair or renovation shall be found and if the Landlord shall give notice in writing to the Tenant requiring that he/she amends the same and if the Tenant shall not within fifteen (15) days after the service of such notice proceed diligently with the execution of such repairs, then to permit the Landlord to enter upon the Premises and execute such repairs and the costs thereof (the amount thereof in case of difference to be determined by the Landlord) shall be a debt due from the Tenant to the Landlord and be forthwith recoverable by action.

(c) It is acknowledged that the Landlord shall have the right (i) of free and uninterrupted passage and running of water, oil, gas, drainage, electricity and all other services or supplies through such sewers, watercourses, conduits, pipes, wires, cables and ducts as are now or may hereafter be in, on or under the Premises together with the right to inspect, repair replace or maintain the same, and (ii) to enter upon the Premises in the conditions outlined in Regulation 4(a) in particular but without limitation to the generality of the foregoing to enter into and upon the Premises for the purpose of obtaining access to and egress from any machinery or switch rooms or its like remaining under the control of the Landlord.

(d) No Tenant shall, without the prior written consent of the Landlord, erect or install doors, gates, metal grilles, shutters or other similar installation whatsoever whether temporary or permanent at the doorway or entrance to the Premises or at any of the fire exits therefrom or erect any such door or metal grille or shutter or gate that might in any way contravene the regulations from time to time in force of the Vietnamese authorities, nor in any other respect contravene either the said regulations or these Building Rules.

5. **No drilling**

No Tenant shall drill or in any way deface any part of the Premises or the Building. No drilling shall be permitted save with prior written approval of the Landlord and as the Landlord may direct.

6. No flags or obstruction

(a) Save with prior written consent of the Landlord, which consent will not normally be granted, no flagpoles, aerials or other objects shall be erected, affixed or painted on the exterior of the Building and no flags shall be flown from windows or elsewhere in or upon the Building.

(b) No Tenant shall post bills or otherwise block up darken or obstruct or obscure any window or lights belonging to the Premises without having obtained the written consent of Landlord.

7. Blinds and Curtains

All blinds and/or curtains used within the Premises shall conform throughout the Term to a standard color and the design of such blinds and/or curtains shall be approved by the Landlord so as to preserve a uniform external appearance. In the interests of uniformityand aesthetic of the Building, blinds fitted by the Tenant shall be as similar as possible to vertical blinds fabric bright yellow.

8. Plumbing Fixtures

Plumbing fixtures shall be used only for the purposes for which they were constructed. No rubbish, rags or other alien substances shall be deposited therein. All costs for making good damage resulting from any misuse of the plumbing fixtures shall be borne by the Tenant.

9. Use of name of Landlord and Building

No Tenant shall use the name/logo or any part of the name/logo of or used by the Landlord in connection with the business or operations of the Tenant or for any purpose whatsoever other than to indicate the address and place of business of the Tenant.

10. Disruption of maintenance

In the event that the Building is refurbished for maintenance, the Landlord shall have the right to alter, reconstruct or modify the use of the parts of the Building (including all fixtures, fittings and machinery therein) so long as access to the Premises and essential services kept unchanged.

11. No harmful acts

No Tenant shall do or permit to be done in the Premises or any part thereof any act which shall or might subject the Landlord to any liability or responsibility for injury to any person or to property.

12. **Windows**

Windows shall remain closed and locked save in emergency such as fire.

13. **No canvassing**

Canvassing and peddling in the Building is prohibited and each Tenant shall co-operate to prevent the same.

14. **No cooking - No odors**

(a) Save with the prior written consent of the Landlord, which consent will not normally be granted, and subject to the provisions of Regulation 15(ii) below, no cooking nor preparation of foods by any Tenant shall be permitted in the Premises, except for re-heating of pre-cooked foods in a microwave oven.

(b) The Tenants of Premises intended for use as restaurant premises shall not cause or permit any offensive or unusual odors arising out of the preparation of food upon the Premises to permeate through or emanate from the Premises nor allow any garbage or waste food to accumulate on or around the Premises or in any part of the Premises so as to cause a nuisance to the other occupiers or users of the Building.

(c) No Tenant shall permit any unusual or objectionable odours or smell which may cause irritation to people in the Building to be produced upon or permeated from the Premises either as a result of cooking, decoration work or other activities within the Premises.

15. **No noise**

No Tenant shall cause or permit any noise (including without limitation sound produced by television, radio or other instrument or apparatus capable of producing or reproducing music and sound) which is or may be a nuisance or annoyance to the occupants of other portions of the Building.

16. **No pets**

No animals or petsare to be kept in or brought on to the Premises.

17. **Refuse**

The Tenant shall remove each day from the Premises all refuse and rubbish to such place as shall be specified and provided by the Landlord from time to time and subject to such reasonable rules and regulations as the Landlord may from time to time determine.

18. **No obstruction of common areas**

No Tenant shall place or leave in the entrance, any of the staircases passages or landings of the Building used in common with other Tenants of the Landlord, any boxes, goods, furniture or rubbish or otherwise encumber the same.

19. No unauthorized moving or removals

No Tenant shall move or remove any safe, heavy machinery, equipment, freight, bulky items or fixtures in and out of the Building without first obtaining the Landlord's written consent, which shall ordinarily be given for such activity only after office hours. The Tenant shall ensure that such items are restricted to the designated lift. The Landlord reserves the right to exclude goods from the Building which violates the Building Rules or the Lease Agreement. The Tenant shall keep the Landlord indemnified against all damages sustained by any person or property and for any damages or monies paid out by the Landlord in settlement of any claim or judgments as well as legal costs incurred in connection therewith and all costs incurred in repairing any damage to the Building or its appurtenances resulting from movement of any heavy machinery equipment, freight, bulky items or fixtures.

20. No excess loads

The Tenant shall not place any load upon any floor of the Premises in excess of the loading capacity for which the floor is designed. The Landlord reserves the right to prescribe the weight and position of all safes and any heavy articles which must be placed so as to distribute the weight.

21. No alterations or additions

No Tenant shall make or permit to be made any alterations in or additions to the Premises or to the electrical installation or other Landlord's fixtures or install any plant apparatus or machinery therein without having first obtained the written consent of the Landlord thereof, or cut or damage or suffer to be cut or damaged or injured any doors, windows, walls, structural members or other fabric thereof.

22. No unauthorized plant or equipment

No Tenant shall, without the prior written consent of the Landlord, install or use in the Premises any air-conditioning plant, machinery or equipment other than normal office equipment including fax machines, copiers, personal computers, printers and those installed in the Premises by the Landlord.

23. No vibration noise

Business machines and mechanical equipment authorized by the Landlord shall be placed and maintained by the Tenant at the Tenant's expense in settings sufficient in the Landlord's judgment to absorb and prevent vibration, noise and/or annoyance to occupiers of other portions of the Building.

24. No nuisance

No Tenant shall do or permit or suffer anything in or upon the Premises or any part thereof which may at any time, in the Landlord's sole discretion, be or become a nuisance or annoyance or cause damage or disturbance to the Landlord or the other Tenants or occupiers of the Building and the neighboring premises or in any way be contrary to the laws or regulations of the Socialist Republic of Vietnam.

25. No illegal or immoral activities

No Tenant shall use the Premises or any part thereof for any illegal or immoral purposes.

26. Only authorized and approved activities

No Tenant shall use the Premises for any purpose other than as permitted under the Lease Agreement of which these Building Rules are a part and the Tenant shall conduct therein only such business undertakings which are duly authorized, licensed, and approved by the competent government authorities and will comply in all respects with the conditions, terms and regulations relating to such business or imposed on the granting of the license in respect thereof.

27. No overnight stays

No Tenant shall without the Landlord's prior permission in writing permit any person to remain in the Premises overnight. Such permission shall be given only to enable the Tenant to post watchmen to look after the contents of the Premises, which shall not be used as sleeping quarters or as domestic premises within the meaning of applicable laws and regulations of Vietnam.

28. No sale by auction

No Tenant shall permit or suffer any sale by auction to be held upon the Premises.

29. No arms or explosives

No Tenant shall keep or store or allow to be kept or stored upon the Premises or any part thereof any arms, ammunition, saltpeter, gun-powder, kerosene or any other explosive, combustible, unlawful or dangerous goods or substance.

30. Maintain lavatories

(a) The Tenant shall keep, at its own expense, the lavatories and water apparatus when used exclusively by the Tenant and assistants clerks or workmen of the Tenant in a good clean state and in proper repair and condition and not misuse lavatories shared with other Tenants or occupiers of the Building at any and all times during the Term to the satisfaction of the Landlord and in accordance with the laws and regulations of Vietnam and to reimburse the Landlord the cost of

cleaning or clearing any of the drains choked or stopped owing to careless, abnormal or improper use by the Tenant.

(b) The Tenants of Premises intended for use as restaurant premises shall keep at the expense of the Tenant all lavatories, kitchens and cooking equipment and water apparatus used exclusively by the Tenant and its servants agents licensees and customers in good clean sanitary and tenantable repair and condition in accordance with the laws of Vietnam.

31. No insects or vermin

The Tenant shall ensure that the Premises do not become infested with insects or vermin. In the event of the premises becoming so infested the Tenant shall pay the cost of extermination as arranged or approved by the Landlord and the selected exterminators shall be given full access to the Premises for such purpose.

The extermination should be executed out of office hour and the Tenant should give prior notice the Landlord on that extermination.

32. Yield up the Premises

Each Tenant must upon the termination of its tenancy yield up the Premises to their original state unless subject to reasonable wear and tear and directed by the Landlord that certain (approved) modifications, alterations or additions to the Premises should remain, and return to the Landlord all keys of offices and toilet rooms used by the Tenant.

33. Right to enjoy

The Landlord shall permit the Tenant to have quiet possession and enjoyment of the Premises during the Term without any interruption by the Landlord or anyone lawfully claiming under or through or in trust for the Landlord save as specifically provided herein.

34. Parking rules

Tenant shall comply with the parking rules as promulgated by the Landlord from time to time.

(a) No repairing and washing of vehicles shall be allowed in the car park.

(b) Car park users shall follow the directions and instructions of security or car park personnel engaged by the Landlord.

(c) Vehicles must be parked in the proper parking lots and not along the driveways or in the manner which will cause inconvenience or obstruction to other drivers.

(d) In case of chauffeur-driven or valet-parking vehicles, the vehicle owners shall be held responsible for all actions, negligence or omissions of their drivers.

(e) Parking users shall, at all times, observe all rules and regulations and shall follow the directional signage and notices displayed in the Parking place.

(f) Parking users shall be liable for any damages, or injuries caused to the building or properties wholly or part thereof, belonging to the Landlord.

(g) The Landlord has responsibility for damage and losesthe users' vehicles when parking in the Buildings' parking area.

(h) Normal Parking hours:

Mon- Fri: 7:00 am – 7:00 pm

Sat: 7:00 am – 1:00 pm

The management appointed by the Landlord reserves the right to amend the parking rules as and when it deems necessary upon serving 10 (ten) days' notice to the Tenant.

35. Fire protect system rules

(a) Absolute compliance with the rules of Fire protect system.

(b) No smoking within the office or use the means which cause the fire in the Building sector.Users of the flammable and explosive flammable tools to closely manage and use safe, ensure the safety conditions on fire prevention.

(c) No cooking as it will easily trigger the Building's fire alarm system.

(d) Do not open fire exits or fire doors. Do not leave furnitures and supplies in emergency exits and obstruct the passageways.

ANNEX 3

DESCRIPTION OF THE PREMISES AND FLOOR PLAN

219sqm – 11th FLOOR

(For identification only)


219 m2

TẦNG 11 - BELIVE 219m2

Diện tích thuê

ANNEX 4

PREMISES HANDOVER

Please refer to the attached "Remises Handover Minutes".

Socialist Republic of Vietnam
Independence - Freedom - Happiness
------o0o-------

ANNEX 06

Lease Agreement No. 20210901/HĐVP/63/NL-BELIVE

THIS ANNEX 06 is made and entered into on 10th March, 2023.

BETWEEN:

THE LANDLORD: NGUYEN LAM INVESTMENT JOINTSTOCK COMPANY
Address: 133 Duong Ba Trac, Ward 1, District 8, Ho Chi Minh City, Vietnam
Represented by: **Ms Nguyen Nhat Hoang Lan** Position: Vice Director
According to authorization letter No.01/GUQ-Nguyenlam of General Director of Nguyen Lam Investment Joint stock company signed on 01st November ,2021
Telephone: 028 38 511 511
Tax Code: 0309 13 77 22

AND

THE TENANT: BELIVE TECHNOLOGY (VIETNAM) COMPANY LIMITED
Represented by: **Mr. Kenneth Tan Teck Chuan** Position: Managing Director
According to authorization letter No.001/2021/UQ of Belive Technology (Vietnam) Company Limited signed on 24th August ,2021
Telephone: 028 3620 8685
Tax Code: 0316 90 91 44

WHEREAS

The Landlord and The Tenant signed the Lease Agreement **No.20210901/HĐVP/63/NL-BELIVE** on 01st September, 2021; (hereinafter referred to as **"Lease Agreement"**)and Annex 5 about leasing the area of **219 square meter** (hereinafter referred to as **"The Premises"**) at Unit 11.01, 11th floor at Nguyen Lam Tower, 133 Duong Ba Trac, Ward 1, District 8, Ho Chi Minh City, Vietnam.
The Parties hereby agree to make this Annex 06 as follows:

Article 1. Renewal of the Lease Term
This duration of the Lease Agreement **No.20210901/HĐVP/63/NL-BELIVE** shall be extended for **02 (two) years**; shall begin from **11th March, 2023 to 10th March, 2025**.

Article 2. Rent and Management charges

- The Rent:

+ **From 11th March, 2023 to 10th March, 2024,** the Rent will not be changed according to The Lease contract **No. 20210901/HĐVP/63/NL-BELIVE,** the Tenant shall pay to the Landlord the rent per month is **VND 260.000 (In word: Two hundred sixty**

thousand Vietnam Dong), per square meter (exclusive Management Charges and Value Added Tax –V.A.T).

+ From 11th March, 2024 to 10th March, 2025, the Tenant shall pay to the Landlord the rent per month is **VND 280.000 (In word: Two hundred eighty thousand Vietnam Dong),** per square meter (exclusive Management Charges and Value Added Tax – V.A.T).

- The management charges: from **11th March, 2023 to 10th March, 2025** is **VND 120,000** ***(In word: One hundred twenty thousand Vietnam Dong)***, per square meter (exclusive Value Added Tax –V.A.T).

Article 3: The Electricity

The revised unit price for electricity pursuant to the renewal of the lease agreement is of **VND 3,700** *(In word: Three thousand seven hundred Vietnam Dong)* **per Kwh** (excluded Value Added Tax – V.A.T). The Landlord has the rights to adjust this unit price of the electricity subject to the change of electricity unit price published by Government.

Article 4: Extra Services

The out-of-office-hours air-conditioning, subject to payment of the requisite charge, air conditioning will be charged based on the actual segmented area used as follow:

Area (sqm)	Fee (VND- excluding V.A.T)
Below 120 sqm	VND 240,000 per hour on one floor.
From 120 sqm to 250 sqm	VND 350,000 per hour on one floor.
Above 250 sqm to whole floor	VND 450,000 per hour on one floor

Article 5: Miscellaneous

All other articles, sections and other annexes without amendments still remains constant pursuant to the Lease Agreement **No. 20210901/HĐVP/63/NL-BELIVE** on 01st September, 2021.

This Annex 06 is integral part of the the Lease Agreement **No. 20210901/HĐVP/63/NL-BELIVE** on 01st September, 2021 between both parties.

This Annex has been entered into the day and year first written above in Ho Chi Minh City, Socialist Republic of Vietnam, in two (02) original copies in Vietnamese, and two (02) original copies in English, the Vietnamese version shall be prevailed. Each Party shall keep one (01) original copy in Vietnamese, and one (01) original copy in English.

THE LANDLORD	THE TENANT
Signed by	Signed by
Ms. Nguyen Nhat Hoang Lan	**Mr. Kenneth Tan Teck Chuan**
____________________	____________________
as duly authorized signatory for and on behalf of the Landlord	as duly authorized signatory for and on behalf of the Tenant